The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED SEPTEMBER 12, 2014

Citigroup Inc.	September , 2014 Medium-Term Senior Notes, Series G Pricing Supplement No. 2014-CMTNG0243 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-192302
Market-Linked Notes Based on the EURO STOXX 50® Index Due September      , 2019
▪
The notes offered by this pricing supplement are unsecured, unsubordinated debt securities issued by Citigroup Inc.  Unlike conventional debt securities, the notes do not pay interest and do not guarantee the full repayment of principal at maturity.  Instead, the notes offer a payment at maturity that may be greater than or less than the stated principal amount, depending on the performance of the EURO STOXX 50® Index (the “underlying index”) from the initial index level to the final index level.

▪
The notes provide 1-to-1 exposure to the performance of the underlying index within a limited range of potential appreciation or depreciation.  If the underlying index appreciates, investors in the notes will receive a positive return at maturity equal to that appreciation, subject to the maximum return amount specified below.  However, if the underlying index depreciates, investors in the notes will incur a loss at maturity equal to that depreciation, subject to a maximum loss of 5% of the stated principal amount.  In exchange for the capped loss potential, investors in the notes must be willing to forgo (i) any return on the notes in excess of the maximum return amount and (ii) any dividends that may be paid on the stocks that constitute the underlying index during the five-year term of the notes.  If the underlying index does not appreciate from the pricing date to the final valuation date, you will not receive any return on your investment in the notes, and you may lose up to 5% of your investment.

▪
In order to obtain the modified exposure to the underlying index that the notes provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we default on our obligations. The stated payout from the issuer, including any repayment of principal, applies only if you hold the notes to maturity. All payments on the notes are subject to the credit risk of Citigroup Inc.

KEY TERMS
Underlying index:	The EURO STOXX 50® Index (ticker symbol: “SX5E”)
Aggregate stated principal amount:	$
Stated principal amount:	$1,000 per note
Trade date:	September , 2014 (expected to be September 24, 2014)
Issue date:	September , 2014 (three business days after the trade date)
Final valuation date:	September , 2019 (expected to be September 24, 2019), subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	September , 2019 (expected to be September 30, 2019)
Payment at maturity:
For each $1,000 stated principal amount note you hold at maturity:
▪ If the final index level is greater than the initial index level:
 $1,000 + the additional amount, subject to the maximum return amount
▪ If the final index level is less than or equal to the initial index level:
 $1,000 × the index performance factor, subject to the minimum return amount
If the final index level declines from the initial index level, you will be exposed to the first 5% of the decline of the underlying index and your payment at maturity will be less than the stated principal amount per note. You should not invest in the notes unless you are willing and able to bear the risk of losing up to $50 per note.

Initial index level:	, the closing level of the underlying index on the trade date
Final index level:	The closing level of the underlying index on the final valuation date
Index return:	The final index level minus the initial index level, divided by the initial index level
Index performance factor	The final index level divided by the initial index level
Additional amount:	$1,000 × index return
Maximum return amount:
$550 to $610 per note (55% to 61% of the stated principal amount), to be determined on the trade date. Because of the maximum return amount, the payment at maturity will not exceed $1,550 to $1,610 per note.

Minimum return amount:	$950 per note (95% of the stated principal amount)
Listing:	The notes will not be listed on any securities exchange
CUSIP / ISIN:	1730T0Y94 / US1730T0Y946
Agents:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, as lead agent, and UBS Financial Services Inc. (“UBS”), as agent, each acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per note:	$1,000	$35	$965
Total:	$	$	$
(1) Citigroup Inc. currently expects that the estimated value of the notes on the trade date will be between $937.50 and $952.50 per note, which will be less than the issue price.  The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.
(2) CGMI expects to purchase from Citigroup Inc., and Citigroup Inc. expects to sell to CGMI, the aggregate stated principal amount of the notes set forth above for $965 per note.  UBS expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the notes sold for $965 per note.  UBS will receive an underwriting discount of $35 per note for each note it sells.  UBS proposes to offer the notes to the public at a price of $1,000 per note.  For additional information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting discount, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the following documents, which can be accessed via the following hyperlinks:

Product Supplement No. EA-02-03 dated November 13, 2013       Underlying Supplement No. 3 dated November 13, 2013
Prospectus Supplement and Prospectus each dated November 13, 2013

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
Market-Linked Notes Based on the EURO STOXX 50® Index Due September , 2019

Additional Information

General.  The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlying index that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

United States Federal Tax Considerations.  The section “United States Federal Tax Considerations” in the accompanying product supplement shall not apply to these notes and shall be replaced in its entirety by the section “United States Federal Tax Considerations” in this pricing supplement.

References to Securities.  For the purposes of these notes, all references to “security” or “securities” in the accompanying product supplement shall mean “note” or “notes,” as applicable.

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial index level to the final index level. The diagram and examples below are based on a hypothetical maximum return amount of $550 per note, which is equivalent to a hypothetical maximum return at maturity of 55%.

Investors in the notes will not receive any dividends on the stocks that constitute the underlying index. The diagram and examples below do not show any effect of lost dividend yield over the term of the notes. See “Summary Risk Factors—Investing in the notes is not equivalent to investing in the underlying index or the stocks that constitute the underlying index” below.

Market-Linked Notes Payment at Maturity Diagram

Your actual payment at maturity per note will depend on the actual initial index level and the actual maximum return amount, which will be determined on the trade date, and the actual final index level.  The examples below are intended to illustrate how your payment at maturity will depend on whether the final index level is greater than or less than the initial index level and by how much.  The examples are based on a hypothetical initial index level of 3,000.00 and are for illustrative purposes only.
September 2014	PS-2

Citigroup Inc.
Market-Linked Notes Based on the EURO STOXX 50® Index Due September , 2019

Example 1—Upside Scenario A. The hypothetical final index level is 3,300.00 (a 10% increase from the hypothetical initial index level), which is greater than the hypothetical initial index level.

Payment at maturity per note	= $1,000 + the additional amount, subject to the hypothetical maximum return amount
= $1,000 + ($1,000 × index return), subject to the hypothetical maximum return amount
= $1,000 + ($1,000 × 10%), subject to the hypothetical maximum return amount
= $1,000 + $100, subject to the hypothetical maximum return amount
= $1,100

Because the underlying index appreciated by 10% from its hypothetical initial index level to its hypothetical final index level and the additional amount of $100 results in a total return at maturity of 10%, which is less than the hypothetical maximum return at maturity of 55%, your total return at maturity in this scenario would be 10%.

Example 2—Upside Scenario B. The hypothetical final index level is 5,100.00 (a 70% increase from the hypothetical initial index level), which is greater than the hypothetical initial index level.

Payment at maturity per note	= $1,000 + the additional amount, subject to the hypothetical maximum return amount
= $1,000 + ($1,000 × index return), subject to the hypothetical maximum return amount
= $1,000 + ($1,000 × 70%), subject to the hypothetical maximum return amount
= $1,000 + $700, subject to the hypothetical maximum return amount
= $1,550

Because the underlying index appreciated by 70% from its hypothetical initial index level to its hypothetical final index level and the additional amount of $700 results in a total return at maturity of 70%, which is greater than the hypothetical maximum return at maturity of 55%, your total return at maturity in this scenario would equal the hypothetical maximum return at maturity of 55%.  In this scenario, an investment in the notes would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the underlying index without a maximum return amount.

Example 3—Downside Scenario A. The hypothetical final index level is 2,910.00 (a 3% decrease from the hypothetical initial index level), which is less than the hypothetical initial index level.

Payment at maturity per note	= $1,000 × index performance factor, subject to the minimum return amount
= $1,000 × 97%, subject to the minimum return amount
= $970

Because the hypothetical final index level decreased from the hypothetical initial index level, but not by more than 5%, your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the underlying index and you would incur a loss at maturity of 3%.

Example 4—Downside Scenario B. The hypothetical final index level is 2,400.00 (a 20% decrease from the hypothetical initial index level), which is less than the hypothetical initial index level.

Payment at maturity per note	= $1,000 × index performance factor, subject to the minimum return amount
= $1,000 × 80%, subject to the minimum return amount
= $950

Because the hypothetical final index level decreased from the hypothetical initial index level by more than 5%, you would incur a loss at maturity equal to the maximum loss of 5%.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities.  The notes are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the notes, and are also subject to risks associated with the underlying index.  Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes.  You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement and the description of risks relating to the underlying index contained in the section “Risk Factors” beginning on page 1 in the accompanying underlying supplement.  You should also carefully read the risk

September 2014	PS-3

Citigroup Inc.
Market-Linked Notes Based on the EURO STOXX 50® Index Due September , 2019

factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

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You may not receive any return on your investment in the notes and may lose up to 5% of your investment. You will receive a positive return on your investment in the notes only if the underlying index appreciates from the initial index level to the final index level. If the final index level is less than the initial index level, you will lose 1% of the stated principal amount of the notes for every 1% by which the final index level is less than the initial index level, subject to a maximum loss of 5% of your investment.  As the notes do not pay any interest, if the underlying index does not appreciate sufficiently from the initial index level to the final index level over the term of the notes or if the underlying index depreciates from the initial index level to the final index level, the overall return on the notes may be less than the amount that would be paid on our conventional debt securities of comparable maturity.

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Although the notes limit your loss at maturity to 5%, you may nevertheless suffer additional losses on your investment in real value terms if the underlying index declines or does not appreciate sufficiently from the initial index level to the final index level.  This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return.  You should carefully consider whether an investment that may not provide for any return on your investment or that may result in a loss, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

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The appreciation potential of the notes is limited by the maximum return amount. Your potential total return on the notes at maturity is limited by the maximum return amount. As a result, the return on an investment in the notes may be less than the return on a hypothetical direct investment in the underlying index.

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Investing in the notes is not equivalent to investing in the underlying index or the stocks that constitute the underlying index. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying index. As of September 11, 2014, the average dividend yield of the underlying index was 3.53% per year. While it is impossible to know the future dividend yield of the underlying index, if this average dividend yield were to remain constant for the term of the notes, you would be forgoing an aggregate yield of approximately 17.65% (assuming no reinvestment of dividends) by investing in the notes instead of investing directly in the stocks that constitute the underlying index or in another investment linked to the underlying index that provides for a pass-through of dividends. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the notes. If the underlying index appreciates, this lost dividend yield will cause the notes to underperform an alternative investment providing for a pass-through of dividends and 1-to-1 exposure to the performance of the underlying index.

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Your payment at maturity depends on the closing level of the underlying index on a single day. Because your payment at maturity depends on the closing level of the underlying index solely on the final valuation date, you are subject to the risk that the closing level of the underlying index on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the notes. If you had invested in another instrument linked to the underlying index that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the underlying index, you might have achieved better returns.

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The notes do not pay interest. Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity. You should not invest in the notes if you seek current income during the term of the notes.

■
The notes are subject to the credit risk of Citigroup Inc. Any payment on the notes will be made by Citigroup Inc. and therefore is subject to the credit risk of Citigroup Inc.  If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness.  Any decline, or anticipated decline, in our credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

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The notes will not be listed on a securities exchange and you may not be able to sell them prior to maturity.  The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes.  CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all.  CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity.  Accordingly, an investor must be prepared to hold the notes until maturity.

■
The estimated value of the notes on the trade date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price.  The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price.  These costs include (i) the selling concessions paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes.  These costs adversely affect the economic terms of the notes because, if they were lower, the

September 2014	PS-4

Citigroup Inc.
Market-Linked Notes Based on the EURO STOXX 50® Index Due September , 2019

economic terms of the notes would be more favorable to you.  The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes.  See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

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The estimated value of the notes was determined for us by our affiliate using proprietary pricing models.  CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models.  In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying index, dividend yields on the stocks that constitute the underlying index and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours.  Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes.  Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes.  You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

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The estimated value of the notes would be lower if it were calculated based on our secondary market rate.  The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes.  Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate.  If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower.  We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences.  Our internal funding rate is not an interest rate that we will pay to investors in the notes, which do not bear interest.

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The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market.  Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor.  Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used.  In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions.  As a result, it is likely that any secondary market price for the notes will be less than the issue price.

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The value of the notes prior to maturity will fluctuate based on many unpredictable factors.  The value of your notes prior to maturity will fluctuate based on the level and volatility of the underlying index and a number of other factors, including the price and volatility of the stocks that constitute the underlying index, dividend yields on the stocks that constitute the underlying index, interest rates generally, the time remaining to maturity and our creditworthiness, as reflected in our secondary market rate.  You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.  The stated payout from the issuer, including the potential application of the minimum return amount and the additional amount, only applies if you hold the notes to maturity.

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Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment.  The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  See “Valuation of the Notes” in this pricing supplement.

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The underlying index is subject to risks associated with the Eurozone.  The companies whose stocks constitute the underlying index are leading companies in the Eurozone.  A number of countries in the Eurozone are undergoing a financial crisis affecting their economies, their ability to meet their sovereign financial obligations and their financial institutions.  Countries in the Eurozone that are not currently experiencing a financial crisis may do so in the future as a result of developments in other Eurozone countries. The economic ramifications of this financial crisis, and its effects on the companies that make up the underlying index, are impossible to predict. This uncertainty may contribute to significant volatility in the underlying index, and adverse developments affecting the Eurozone may affect the underlying index in a way that adversely affects the value of and return on the notes.  Furthermore, you should understand that there is generally less publicly available information about non-U.S. companies than about U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies.

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The underlying index performance will not be adjusted for changes in the exchange rate between the Euro and the U.S. dollar.  The underlying index is composed of stocks traded in Euro, the value of which may be subject to a high degree of fluctuation relative to the U.S. dollar.  However, the performance of the underlying index and the value of your notes will not be adjusted for exchange rate fluctuations.  If the Euro appreciates relative to the U.S. dollar over the term of the notes, your return on the notes will underperform an alternative investment that offers exposure to that appreciation in addition to the change in the level of the underlying index.

September 2014	PS-5

Citigroup Inc.
Market-Linked Notes Based on the EURO STOXX 50® Index Due September , 2019

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Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the notes.  Any such research, opinions or recommendations could affect the level of the underlying index and the value of the notes.  Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes.  Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice.  These and other activities of our affiliates or UBS or its affiliates may adversely affect the level of the underlying index and may have a negative impact on your interests as a holder of the notes.  Investors should make their own independent investigation of the merits of investing in the notes and the underlying index to which the notes are linked.

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Trading and other transactions by our affiliates, or by UBS or its affiliates, in the equity and equity derivative markets may impair the value of the notes.  We expect to hedge our exposure under the notes through CGMI or other of our affiliates, who will likely enter into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the underlying index or the stocks included in the underlying index.  It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the notes declines.  Our affiliates and UBS and its affiliates may also engage in trading in instruments linked to the underlying index on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions.  Such trading and hedging activities may affect the level of the underlying index and reduce the return on your investment in the notes.  Our affiliates or UBS or its affiliates may also issue or underwrite other notes or financial or derivative instruments with returns linked or related to the underlying index.  By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the notes.  Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the notes.

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Our affiliates, or UBS or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities.  Our affiliates or UBS or its affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlying index, including extending loans to, making equity investments in or providing advisory services to such issuers.  In the course of this business, our affiliates or UBS or its affiliates may acquire non-public information about those issuers, which they will not disclose to you.  Moreover, if any of our affiliates or UBS or any of its affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

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The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes.  If certain events occur, such as market disruption events or the discontinuance of the underlying index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect what you receive at maturity. Such judgments could include, among other things, any level required to be determined under the notes.  In addition, if certain events occur, CGMI will be required to make certain discretionary judgments that could significantly affect your payment at maturity.  Such judgments could include, among other things:

•	determining whether a market disruption event has occurred;

•	if a market disruption event has occurred on the final valuation date, determining whether to postpone the final valuation date;

•	determining the level of the underlying index if the level of the underlying index is not otherwise available or a market disruption event has occurred; and

•
selecting a successor underlying index or performing an alternative calculation of the level of the underlying index if the underlying index is discontinued or materially modified (see “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index” in the accompanying product supplement).

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

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Adjustments to the underlying index may affect the value of your notes.  STOXX Limited (the “underlying index publisher”) may add, delete or substitute the stocks that constitute the underlying index or make other methodological changes that could affect the level of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time without regard to your interests as holders of the notes.

Information About the Underlying Index

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector Indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector Indices.  The STOXX Europe 600® Supersector Indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. It is calculated and maintained by STOXX Limited. The underlying index is reported by Bloomberg L.P. under the ticker symbol “SX5E.”

September 2014	PS-6

Citigroup Inc.
Market-Linked Notes Based on the EURO STOXX 50® Index Due September , 2019

The “EURO STOXX 50® Index” is a trademark of STOXX Limited and has been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—EURO STOXX 50® Index—License Agreement with STOXX Limited” in the accompanying underlying supplement.

Please refer to the sections “Risk Factors” and “Equity Index Descriptions—EURO STOXX 50® Index” in the accompanying underlying supplement for important disclosures regarding the underlying index, including information concerning its composition and calculation and certain risks that are associated with an investment linked to the underlying index.

Historical Information

The closing level of the underlying index on September 11, 2014 was 3,237.76.

The graph below shows the closing levels of the underlying index for each day such level was available from January 2, 2008 to September 11, 2014.  We obtained the closing levels from Bloomberg L.P., without independent verification.  You should not take the historical levels of the underlying index as an indication of future performance.

EURO STOXX 50® Index – Historical Closing Levels January 2, 2008 to September 11, 2014

United States Federal Tax Considerations

Prospective investors should note that the discussion under the section called “United States Federal Tax Considerations” in the accompanying product supplement does not apply to the notes issued under this pricing supplement.  Please refer instead to the discussion under the section entitled “United States Federal Tax Considerations” in the accompanying prospectus supplement for additional discussion regarding the U.S. federal tax consequences of owning and disposing of the notes.

In the opinion of our tax counsel, Davis Polk & Wardwell LLP, although the matter is not free from doubt, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment.  If you are a U.S. Holder, you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes.  We are required to construct a “projected payment schedule” in respect of the notes representing a payment the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield.  Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the proceeds received minus your adjusted tax basis in the notes.  Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes.  Any gain generally will be treated as ordinary income, and any loss will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

September 2014	PS-7

Citigroup Inc.
Market-Linked Notes Based on the EURO STOXX 50® Index Due September , 2019

We have determined that the comparable yield for a note is a rate of     %, compounded semi-annually, and that the projected payment schedule with respect to a note consists of a single payment of $      at maturity.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

Subject to the discussion in the accompanying prospectus supplement regarding “FATCA,” if you are a Non-U.S. Holder (as defined in the accompanying prospectus supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.  See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying prospectus supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Inc. and the lead agent for the sale of the notes, will receive an underwriting discount of $35 for each note sold in this offering.  UBS, as agent for sales of the notes, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the notes sold in this offering for $965 per note.  UBS proposes to offer the notes to the public at a price of $1,000 per note.  UBS will receive an underwriting discount of $35 per note for each note it sells to the public.  The underwriting discount will be received by UBS and its financial advisors collectively.  If all of the notes are not sold at the initial offering price, CGMI may change the public offering price and other selling terms.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the notes of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes. We expect to hedge our obligations under the notes through CGMI or other of our affiliates.  CGMI or such other affiliates may profit from such expected hedging activity even if the value of the notes declines.  This hedging activity could affect the closing level of the underlying index and, therefore, the value of and your return on the notes.  For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models.  CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”).  CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate.  CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our creditworthiness.  These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the notes is a function of the terms of the notes and the inputs to CGMI’s proprietary pricing models. The range for the estimated value of the notes set forth on the cover page of this preliminary pricing supplement reflects terms of the notes that have not yet been fixed as well as uncertainty on the date of this preliminary pricing supplement about the inputs to CGMI’s proprietary pricing models on the trade date.

During a temporary adjustment period immediately following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes.  The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  CGMI currently expects that the temporary adjustment period will

September 2014	PS-8

Citigroup Inc.
Market-Linked Notes Based on the EURO STOXX 50® Index Due September , 2019

be approximately twelve months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the notes and other factors that cannot be predicted.  However, CGMI is not obligated to buy the notes from investors at any time.  See “Summary Risk Factors—The notes will not be listed on a securities exchange and you may not be able to sell your notes prior to maturity.”

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September 2014	PS-9